ARGENTO & ASSOCIATES LAW FIRM
                                1120 20th St., NW
                                    Box 18726
                              Washington, DC 20036
                                Tel: 202-538-2473
                                Fax: 530-323-7572

                                  June 12, 2007


Securities  and  Exchange  Commission
100 F St., NW
Washington, DC 20549


Re  Proton  Laboratories:,  Inc.  S-8

Ladies  and  Gentlemen:

Please be advised that the First Post -Effective Amendment dated May 21, 2007 filed to the initial Proton Laboratories, Inc. S-8 filing of May 16, 2007, was solely intended to update the initial filing to reflect reference to the Company's 10Q filing of May 17, 2007 and to submit updated accountant and attorney letters to accompany said filing. The First Post -Effective Amendment was not intended to change any other item of the initial filing; it was not intended, for example, to increase the number of shares registered by the initial S-8 filing.

Today's amendment, consisting of this letter is to clarify this situation, following discussion with counsel to the Securities Exchange Commission in Washington, DC. Also we are clarifying that no stock sales have been made pursuant to the initial S-8 registration or to the First Post-Effective Amendment as of the time of the filing of this Second Post-Effective Amendment.


                                        Very  truly  yours,

                                        /s/  Paula  A.  Argento,  Esq.